Exhibit 10.8

Base Salaries of Named Executive Officers

Effective January 1, 2005, the following are the base salaries of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of New Peoples Bankshares, Inc. for 2005:

Kenneth D. Hart	$181,500
President & Chief Executive Officer

Frank Sexton, Jr.	$110,250
Executive Vice President and Chief Operating Officer